Artisan Partners Asset Management Inc. Reports June 2019 Assets Under Management
Milwaukee, WI - July 10, 2019 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of June 30, 2019 totaled $113.8 billion. Separate accounts1 accounted for $59.7 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $54.1 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of June 30, 2019 - ($ Millions)
Growth Team
Global Opportunities	17,803
Global Discovery	705
U.S. Mid-Cap Growth	11,461
U.S. Small-Cap Growth	3,049

Global Equity Team
Global Equity	1,852
Non-U.S. Growth	23,185
Non-U.S. Small-Mid Growth	1,555

U.S. Value Team
Value Equity	2,560
U.S. Mid-Cap Value	4,620

International Value Team
Non-U.S. Value	20,178

Global Value Team
Global Value	18,863

Sustainable Emerging Markets Team
Sustainable Emerging Markets	202

Credit Team
High Income	3,672

Developing World Team
Developing World	2,839

Thematic Team
Thematic	860

Other Assets Under Management[2]	439

Total Firm Assets Under Management ("AUM")	$113,843
[1] Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

[2] Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.
Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com